Exhibit 10.44

OMNIBUS INCENTIVE PLAN OF ENCANA CORPORATION

Effective from February 13, 2019

OMNIBUS INCENTIVE PLAN OF ENCANA CORPORATION

(Effective from February 13, 2019)

1.Preamble and Definitions

1.1	Purpose of the Plan.
(a)	The principal purposes of the Plan are:
(i)	to promote a proprietary interest in the Corporation among employees and directors;
(ii)	to promote an alignment of interests among employees, directors and shareholders of the Corporation;
(iii)	to provide a long-term incentive element in overall compensation of employees and directors;
(iv)	to associate a portion of eligible employees’ and directors’ compensation with the performance of the Corporation; and
(v)	to attract and retain employees and directors with the knowledge, experience and expertise required by the Corporation.
1.2	Definitions.

In the Plan, the following terms shall have the meanings respectively set forth below:

(a)

“Affiliate” means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has a majority ownership interest or which controls, or is under common control with, the Corporation.

(b)

“Applicable Exchange” means the TSX or the NYSE as specified in the Participant’s respective Grant Agreement, or, if the Shares are not listed on the TSX or the NYSE, as applicable, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

(c)

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and the listing standards of the Applicable Exchange.

(d)	“Award” means a Stock Option, SAR, RSU, PSU, Restricted Stock or Other Share-Based Award granted pursuant to the terms of this Plan.
(e)	“Blackout Expiry Date” has the meaning set forth in Section 5.5 of this Plan.
(f)

“Blackout Period” means a trading blackout period imposed by the Corporation under the Corporation’s Securities Trading and Insider Reporting Policy (as amended, supplemented or replaced by the Corporation from time to time).

Omnibus Incentive Plan of Encana Corporation

(Effective from February 13, 2019)

(g)	“Board” means the Board of Directors of the Corporation.
(h)	“Business Combination” has the meaning set forth in Section 10.2(b) of this Plan.
(i)	“Change in Control” has the meaning set forth in Section 10.2 of this Plan.
(j)	“Change in Control Value” has the meaning set forth in Section 10.1(a)(ii) of this Plan.
(k)

“CIC Cause” means, unless otherwise provided in a Grant Agreement, (i) “cause” as defined in any Individual Agreement to which the Participant is a party as of the Date Employment Ceases, or (ii) if there is no such Individual Agreement or if it does not define “cause”: (A) conviction of, or plea of guilty or nolo contendere (or its equivalent) by, the Participant for committing an indictable offence in Canada, a felony under U.S. federal law or the law of the state in which such action occurred, or a similar level of offence in the jurisdiction in which such action occurred; (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect that remains uncured thirty (30) days after receipt of written notice from the Corporation specifying in reasonable detail the alleged failure; (C) dishonesty in the course of fulfilling the Participant’s employment duties that results in material harm to the Corporation; or (D) a material violation of the Corporation Policies. For purposes of this Plan, any determination by the Committee as to whether CIC Cause exists shall be subject to de novo review.

(l)	“CIC Vested Awards” has the meaning set forth in Section 10.1(a) of this Plan.
(m)

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(n)	“Commission” means the U.S. Securities and Exchange Commission or any successor agency.
(o)	“Committee” means the Committee referred to in Section 2.1 of this Plan.
(p)	“Corporate Transaction” has the meaning set forth in Section 3.6 of this Plan.
(q)	“Corporation” means Encana Corporation, a corporation amalgamated under the laws of Canada, and any successor corporation whether by amalgamation, merger or otherwise.
(r)

“Corporation Policies” means, at a particular time, the applicable policies, plans and practices of the Corporation or an Affiliate, as applicable, which employs the Participant, as published on the Corporation’s or an Affiliate’s, as applicable, internal website or as otherwise communicated to Participants from time to time.

Omnibus Incentive Plan of Encana Corporation

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(s)	“Date Employment Ceases” means:
(i)	as it applies to an employee of the Corporation or an Affiliate:
(A)

in the case of involuntary Termination of Service initiated by the Corporation or an Affiliate for CIC Cause or cause (as determined by the Corporation or the Affiliate, as applicable, in its sole discretion, which shall include, among other factors, provisions (i) and (ii) of a CIC Cause), the date written notification of dismissal from employment is delivered to the Participant;

(B)

in the case of involuntary Termination of Service initiated by the Corporation or an Affiliate for any reason other than for CIC Cause or cause (as determined by the Corporation or the Affiliate, as applicable, in its sole discretion, which shall include, among other factors, provisions (i) and (ii) of a CIC Cause), the date identified in the written notification of Termination of Service delivered to the Participant as the termination, end or departure date and, where such dates are so referred to, the earlier thereof, or, where such dates are not identified in the written notification, the date written notification of dismissal from employment is delivered to the Participant;

(C)	in the case where the Participant is employed by an Affiliate that experiences a Disaffiliation, the effective date of such Disaffiliation as determined by the Corporation; or
(D)

in the case of any other Termination of Service to which Sections 1.2(s)(i)(A), 1.2(s)(i)(B) or 1.2(s)(i)(C) does not apply, the last date the Participant is, for the purposes of receiving his regular salary, on the payroll of the Corporation or an Affiliate; and

(ii)	as it applies to a director of the Corporation, the date upon which the Participant ceases to be a director of the Corporation.
(t)

“Disability” means the Participant’s physical or mental incapacity that prevents the Participant from substantially fulfilling his duties and responsibilities on behalf of the Corporation or an Affiliate, and in respect of which the Participant commences receiving disability benefits under the Corporation’s or an Affiliate’s short-term or long-term disability plan, as applicable, in respect of such incapacity.

(u)

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Affiliate) or a sale of a division of the Corporation and its Affiliates.

(v)	“Effective Date” has the meaning set forth in Section 12.1 of this Plan.
(w)

“Eligible Individuals” means directors, officers and employees (including without limitation, any officer or employee who is a director) of the Corporation or any of its Affiliates, and prospective directors, officers and employees who have accepted offers of employment or directorship from the Corporation or its Affiliates.

Omnibus Incentive Plan of Encana Corporation

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(x)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(y)

“Fair Market Value” means, with respect to any particular date, except as otherwise determined by the Committee, the volume-weighted average (rounded to two decimal places) of the trading price per Share on the Applicable Exchange designated in the Grant Agreement during the five Trading Days immediately preceding the particular date, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and Sections 422(c)(1) of the Code.

(z)

“Family Leave” means, a period during which, pursuant to the Corporation Policies or Applicable Law, the Participant is considered to be on family leave, compassionate care leave or other similar leave to care for another person, and does not provide employment services to the Corporation or an Affiliate.

(aa)	“Full Value Award” means any Award other than a Stock Option or SAR.
(bb)

“Good Reason” means (i) “Good Reason” as defined in any Individual Agreement to which the Participant is a party as of the Date Employment Ceases, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, and the Participant holds the title of “Vice-President” or above as of immediately prior to the Change in Control, the occurrence of any of the following on or after the Change in Control, unless the Participant shall have given express written consent thereto: (A) a material diminution in the scope of the Participant’s duties or responsibilities from those in effect immediately prior to the Change in Control, provided that any change in the Participant’s duties or responsibilities resulting solely from the fact that the Corporation is no longer publicly traded, or no longer the ultimate parent company of its affiliated group, due to the Change in Control shall not be deemed to be a material diminution in the scope of the Participant’s duties or responsibilities; (B) a reduction in the Participant’s annual base salary as in effect immediately prior to the Change in Control; (C) a material reduction in the Participant’s short-term or long-term incentive compensation opportunity (measured based on Grant Date fair value of any equity-based awards) in effect immediately prior to the Change in Control; (D) the failure by the Corporation or an Affiliate to pay the Participant (1) any portion of the Participant’s then current compensation, except pursuant to an across-the-board compensation deferral similarly affecting other such employees with the same title as the Participant or otherwise at the same level in the Corporation’s organization and required by Applicable Law, or (2) any installment of deferred compensation at the time such installment is due under any deferred compensation program of the Corporation or an Affiliate; or (E) a requirement that the Participant be based more than 50 miles from where the Participant is based immediately prior to the Change in Control, except for: (1) required travel on the Corporation’s or Affiliate’s business to an extent substantially consistent with the Participant’s business travel obligations in the ordinary course of business immediately prior to the Change in Control; or (2) if the Participant has been relocated or repatriated by the Corporation or an Affiliate prior to the Change in Control, such relocation as may be required by Applicable Law or performed in accordance with an agreement (whether written or unwritten)

Omnibus Incentive Plan of Encana Corporation

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entered into between the Corporation (or an Affiliate) and the Participant prior to the Change in Control; provided, that, a Participant may only resign for Good Reason under this clause (ii) if the Participant has provided written notice to the Corporation and, if the Participant is employed by an Affiliate, such Affiliate, of the event or circumstance alleged to constitute Good Reason within ninety (90) days following the initial existence thereof, the Corporation or Affiliate, as applicable, has failed to cure such event or circumstance within thirty (30) days after receipt of such notice, and the Participant resigns within thirty (30) days after the expiration of such cure period. If the Participant is not covered by clause (i) or (ii) above, then Good Reason shall not be applicable to such Participant.

(cc)	“Grant Agreement” means a written or electronic agreement between the Corporation and the Participant setting forth the terms and conditions of a specific Award.
(dd)

“Grant Date” means the date upon which the Committee grants an Award to an Eligible Individual, as stated in the Eligible Individual’s Grant Agreement. Where the Corporation determines to grant an Award on a date which is within a Blackout Period or where, for any reason: (i) a grant of an Award would otherwise fall on a day that is within a Blackout Period; or (ii) the Fair Market Value of the grant of an Award would otherwise be calculated using a Trading Day that is within a Blackout Period, then the Grant Date shall automatically occur and be effective on the sixth Trading Day immediately following the end of such Blackout Period to permit the Fair Market Value to be determined based on Trading Days which occur immediately following the end of any of such Blackout Period.

(ee)

“Incentive Stock Option” means any Stock Option designated in the applicable Grant Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(ff)	“Incumbent Board” has the meaning set forth in Section 10.2(c) of this Plan.
(gg)

“Individual Agreement” means an employment, offer letter, change in control or similar agreement between a Participant and the Corporation or Affiliate. If a Participant is party to both an employment, offer letter, or similar agreement and a Change in Control agreement, the employment, offer letter, or similar agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and the Change in Control agreement shall be the relevant “Individual Agreement” on and after a Change in Control.

(hh)	“Inducement Award” has the meaning set forth in Section 2.1(b)(ix) of this Plan.
(ii)

“Military Leave” means a period during which, pursuant to the Corporation Policies or Applicable Law, the Participant is considered to be on a military leave and does not provide employment services to the Corporation or an Affiliate.

(jj)	“Non-qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
(kk)	“NYSE” means the New York Stock Exchange.

Omnibus Incentive Plan of Encana Corporation

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(ll)	“Other Share-Based Award” means an award granted to a Participant under Section 9 of this Plan.
(mm)	“Outstanding Corporation Common Stock” has the meaning set forth in Section 10.2(a) of this Plan.
(nn)	“Outstanding Corporation Voting Securities” has the meaning set forth in Section 10.2(a) of this Plan.
(oo)

“Paid Leave of Absence” means in respect of a Participant, a period of time during which, pursuant to the Corporation Policies or Applicable Law, the Participant is considered to be on an approved leave of absence and continues to receive his salary from, but does not provide employment services to, the Corporation or an Affiliate.

(pp)

“Participant” means an Eligible Individual to whom an Award is or has been granted, provided that persons who are Eligible Individuals by virtue of being prospective directors, officers or employees shall only become Participants if they actually commence providing services to the Corporation or an Affiliate.

(qq)

“Performance Criteria” means, the performance criteria as determined by the Committee as being applicable to a grant of certain Awards under the Plan, and as set forth in the applicable Grant Agreement, which may include, but is not limited to, the attainment of specified levels of one or more of the following measures: share price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, relative total shareholder return, net debt, debt ratios, asset quality or portfolio, efficiency ratio, liquidity, balance sheet strength, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), revenue growth, margin growth, return on capital, capital allocation, cost control, profit, production or commodity mix, in each case with respect to the Corporation or any one or more Affiliates, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

(rr)

“Performance Period” means, the particular designated period of time in respect of which the Performance Criteria is assessed and may be determined by the Committee to be satisfied in order for such Award to vest pursuant to the terms set forth in the applicable Grant Agreement.

(ss)

“Period of Absence” means, with respect to a Participant, a period of time throughout which the Participant is on a Family Leave, Military Leave, Paid Leave of Absence, an unpaid leave of absence of 31 days or less approved by the Corporation or Affiliate, as applicable, or is experiencing a Disability, but does not include a period of time throughout which the Participant is on an Unpaid Leave of Absence.

(tt)	“Person” has the meaning set forth in Section 10.2(a) of this Plan.

Omnibus Incentive Plan of Encana Corporation

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(uu)	“Plan” means this Omnibus Incentive Plan of Encana Corporation, including any schedules or appendices hereto, as amended from time to time.
(vv)	“Prior Plan Awards” has the meaning set forth in Section 3.2 of this Plan.
(ww)

“Prior Plans” means, as applicable, the Encana Corporation Employee Stock Option Plan, the Encana Corporation Employee Stock Appreciation Rights Plan, the Performance Share Unit Plan for Employees of Encana Corporation, the Restricted Share Unit Plan for Employees of Encana Corporation and the Restricted Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time.

(xx)

“PSU” means a performance share unit Award granted to a Participant under this Plan that is represented by a bookkeeping entry on the books of the Corporation or an Affiliate, the value of which shall be determined in accordance with this Plan and the applicable Grant Agreement.

(yy)	“Replaced Award” has the meaning set forth in Section 10.1(a) of this Plan.
(zz)	“Replacement Award” has the meaning set forth in Section 10.1(a) of this Plan.
(aaa)	“Restricted Stock” means an Award of Shares granted to a Participant under Section 6 of this Plan.
(bbb)	“Restriction Period” has the meaning set forth in Section 6.3(b) of this Plan.
(ccc)	“Retirement” has the meaning set forth in the applicable Grant Agreement.
(ddd)

“RSU” means a restricted share unit Award granted to a Participant under this Plan that is represented by a bookkeeping entry on the books of the Corporation or an Affiliate, the value of which shall be determined in accordance with this Plan and the applicable Grant Agreement.

(eee)

“SAR” means a stock appreciation right Award granted to a Participant under this Plan that is represented by a bookkeeping entry on the books of the Corporation or an Affiliate, the value of which shall be determined in accordance with this Plan and the applicable Grant Agreement.

(fff)	“Section 16(b)” has the meaning set forth in Section 11 of this Plan.
(ggg)

“Section 409A Amount” means any Award, cash or Shares provided or to be provided or held pursuant to this Plan or a Grant Agreement that: (a) are provided or are to be provided to a U.S. Participant; and (b) constitute a deferral of compensation subject to section 409A of the Code.

(hhh)

“Share” means a common share in the capital of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, re-organization or otherwise, including any rights that form a part of the common share or substituted share.

Omnibus Incentive Plan of Encana Corporation

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(iii)

“Specified Period” means (i) for a Participant who is an executive officer of the Corporation as of immediately prior to the Change in Control, 24 months, (ii) for a Participant who is not an executive officer of the Corporation and holds the title of “Vice-President” or above as of immediately prior to the Change in Control, 18 months, and (iii) for any Participant not covered by clauses (i) and (ii), 12 months, in each case, inclusive of the date on which the Change in Control occurs, or, in each case, such longer period specified in the Grant Agreement or as provided for in any Individual Agreement to which the Participant is a party as of the Date Employment Ceases.

(jjj)

“Stock Option” means a stock option Award granted to a Participant under Section 5 of this Plan that is represented by a bookkeeping entry on the books of the Corporation or an Affiliate, the value of which shall be determined in accordance with this Plan and the applicable Grant Agreement.

(kkk)

“Term” means the maximum period during which a Stock Option or SAR may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Grant Agreement.

(lll)	“Termination Date” has the meaning set forth in Section 5.5 of this Plan.
(mmm)

“Termination of Service” means an event by which the Participant ceases to be an employee or director of the Corporation or an Affiliate, as applicable, but, for greater certainty, shall not include the commencement by the Participant of a Period of Absence or an Unpaid Leave of Absence in accordance with the provisions hereof. Except for periods of leave as set out above or as otherwise provided in an Individual Agreement or Grant Agreement or as expressly required by applicable employment standards legislation, a Participant shall cease to be a Participant for purposes of the Plan when the Participant ceases to perform actual and active services for the Corporation or an Affiliate and no period of notice that is or ought to have been given under applicable law in respect of the termination of employment will be taken into account in determining when a Participant ceases to be a Participant for purposes of the Plan or in determining any entitlement under the Plan. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a Section 409A Amount, the U.S. Participant holding such Award shall not be considered to have experienced a “Termination of Service” unless the U.S. Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

(nnn)	“Trading Day” means any date on which the Applicable Exchange is open for the trading of Shares and on which Shares are actually traded.
(ooo)	“TSX” means the Toronto Stock Exchange.
(ppp)

“Unpaid Leave of Absence” means in respect of a Participant, a period of time during which, pursuant to the Corporation Policies or Applicable Law, the Participant is considered by the Corporation or an Affiliate, as applicable, to be on an approved leave of absence and does not continue to receive his salary from, or provide services to, the Corporation or an Affiliate, as applicable, which, for the purposes of this Plan, shall be deemed to commence on the 32nd day following the day on which the Participant commences such approved, unpaid leave, as

Omnibus Incentive Plan of Encana Corporation

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communicated in writing to the Participant by the Corporation or an Affiliate, as applicable, in accordance with the Corporation Policies or Applicable Law.
(qqq)

“U.S. Participant” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom compensation under this Plan would otherwise be subject to United States federal income taxation under the Code.

2.ADMINISTRATION

2.1	Committee.
(a)

This Plan shall be administered by the Human Resources and Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Human Resources and Compensation Committee of the Board, unless a separate committee has been designated or authorized consistent with the foregoing.

(b)	Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:
(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii)

to determine whether and to what extent Incentive Stock Options, Non-qualified Stock Options, SARs, RSUs, PSUs, Restricted Stock, Other Share-Based Awards or any combination thereof are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;
(iv)

to approve the form of any Grant Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5.3 of this Plan), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Corporation or any Affiliate), treatment on Termination of Service, and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine;

(v)	to modify, amend or adjust the terms and conditions of any Award (subject to Sections 5.3 and 5.4 of this Plan), at any time or from time to time, including, but not limited to, Performance Criteria;
(vi)	to determine to what extent and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred either automatically or at the election of a Participant;

Omnibus Incentive Plan of Encana Corporation

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(vii)	to determine under what circumstances an Award may be settled in cash or Shares (or a combination thereof);
(viii)

to determine, as a term of an Award, that an Award may be subject to cancellation by the Corporation, or the amount of the benefit realized by a Participant on exercise of or settlement of an Award (including the sale of underlying Shares) may be subject to repayment to the Corporation, in the event of misconduct or in other circumstances, including pursuant to the Corporation’s Incentive Clawback Compensation Policy;

(ix)	to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;
(x)

to grant Awards under this Plan that are intended to qualify for the employment inducement award exception under Section 303A.08 of the New York Stock Exchange Listed Company Manual or Section 613(c) of the TSX Company Manual (each such Award, an “Inducement Award”);

(xi)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable (in addition to any Blackout Period as defined herein);
(xii)	to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Grant Agreement relating thereto);
(xiii)	to decide all other matters that must be determined in connection with an Award; and
(xiv)	to otherwise administer this Plan.
2.2	Procedures.
(a)

The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by Applicable Law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(b)

Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

2.3

Discretion of the Committee. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated person pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Corporation, Participants and Eligible Individuals.

Omnibus Incentive Plan of Encana Corporation

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2.4

Cancellation or Suspension. Subject to Section 5.4 hereof, the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

2.5

Grant Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Grant Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant’s acceptance of the applicable Grant Agreement within the time period specified in the Grant Agreement, unless otherwise provided in the Grant Agreement. Grant Agreements may be amended only in accordance with Section 12.3 hereof.

2.6

Minimum Vesting Period. Except for Awards granted to Participants who are non-employee directors of the Corporation, Grant Agreements shall not provide for a designated vesting period of less than one year.

3.SHARES SUBJECT TO PLAN

3.1

Plan Maximums. The maximum number of Shares that may be issued from treasury or purchased in the open market and delivered to Participants pursuant to Awards, including Incentive Stock Options, granted under this Plan shall be 30,000,000. Shares made available under this Plan in respect of Awards may, subject to the terms of the Grant Agreement in respect of an Award, be issued from treasury or purchased in the open market or otherwise, at the sole discretion of the Committee.

3.2

Prior Plans. On and after the Effective Date, subject to the terms of the Grant Agreement in respect of an Award, including amendments thereto, no new Awards may be granted under the Prior Plans, it being understood that Awards outstanding under any such Prior Plans prior to the Effective Date (“Prior Plan Awards”) shall remain in full force and effect under the applicable Prior Plans according to their respective terms; provided that the Committee may amend any such Prior Plan Awards on or after the Effective Date to cause such Prior Plan Awards to become subject to, and settled pursuant to, the terms of the Plan and each Prior Plan Award so amended shall retain its original grant date for purposes of applying the terms of the Plan. For the avoidance of doubt, all remaining available Shares under any Prior Plans that are not the subject of Prior Plan Awards will automatically and immediately cease to be available under such Prior Plan at the Effective Date of this Plan.

3.3

Individual Limits. No Awards shall be granted to any Participant if, at the time of such grant, such grant could result in the number of Shares: (a) issued to Corporation “insiders” (as such term is defined for the purposes of Section 613 of TSX Company Manual) in any one year period, or (b) issuable to Corporation “insiders” (as such term is defined for the purposes of Section 613 of TSX Company Manual), at any time, in each case, pursuant to the exercise of Options issued under the Plan, or when combined with all other “securities-based compensation arrangements” (as defined by the TSX Company Manual) exceeding 10% of the issued and outstanding Shares. Participants who are non-employee directors of the Corporation shall not be granted Awards if, at the time of such grant, such grants in aggregate could result in the number of Shares issued to all non-employee directors of the Corporation exceeding 1% of the issued and outstanding Shares, and, during any one year period, no individual Participant who is a non-employee director of

Omnibus Incentive Plan of Encana Corporation

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the Corporation may be granted Awards covering Shares with an aggregate Grant Date Fair Market Value in excess of US$800,000, of which no more than US$100,000 of the Grant Date Fair Market Value may be comprised of Stock Options or SARs.

3.4

Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards will not be counted as Shares issued pursuant to Awards granted under this Plan. If the exercise price of any Stock Option or SAR and/or the tax withholding obligations relating to any Stock Option or SAR are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Corporation withholding Shares relating to such Award, the gross number of Shares subject to the Stock Option or SAR shall nonetheless be deemed to have been issued under this Plan. If the tax withholding obligations relating to any Full Value Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Corporation withholding Shares relating to such Full Value Award, the net number of Shares subject to the Award after payment of the tax withholding obligations shall be deemed to have been issued under this Plan.

3.5	Inducement Awards. Shares subject to Inducement Awards shall not reduce the number of Shares available for issuance under this Plan.
3.6	Adjustment Provisions.
(a)

In the event of a merger, arrangement, consolidation, acquisition of property or shares, share rights offering, liquidation, disposition for consideration of the Corporation’s direct or indirect ownership of an Affiliate (including by reason of a Disaffiliation), or similar event affecting the Corporation or any of its Affiliates (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (ii) the number and kind of Shares or other securities subject to outstanding Awards; and (iii) the exercise price of outstanding Awards.

(b)

In the event of a share dividend, share split, reverse share split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Corporation’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (ii) the number and kind of Shares or other securities subject to outstanding Awards; and (iii) the exercise price of outstanding Awards.

(c)

In the case of Corporate Transactions, such adjustments may include: (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Shares receive consideration other than publicly traded equity securities

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of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or SAR shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or SAR shall conclusively be deemed valid); (ii) the substitution of other property (including cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Corporation and securities of entities other than the Corporation), by the affected Affiliate, or division or by the entity that controls such Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities).

(d)

The Committee may adjust the Performance Criteria applicable to any Awards to reflect any items that are unusual in nature or occur infrequently, impact of charges for restructurings, discontinued operations, and/or the cumulative effects of accounting or tax changes, each as defined in generally accepted accounting principles, as identified in the Corporation’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Corporation’s filings with the Commission.

(e)

Any adjustments made pursuant to this Section 3.6 to Awards that constitute Section 409A Amounts shall be made in compliance with the requirements of Section 409A of the Code; and any adjustments made pursuant to this Section 3.6 to Awards that do not constitute Section 409A Amounts shall be made in such a manner as to ensure that after such adjustments, either (i) the Awards continue to not constitute Section 409A Amounts or (ii) such adjustments do not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

(f)	Any adjustment under this Section 3.6 need not be applied uniformly to all Participants.
(g)	All adjustments under this Section 3.6 shall be subject to applicable rules and policies of the TSX and NYSE.

4.ELIGIBILITY

Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code).

5.STOCK OPTIONS AND SARS

5.1

Types of Stock Options. Stock Options may be granted in the form of Incentive Stock Options or Non-qualified Stock Options. The Grant Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

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5.2

Nature of Stock Options. A Stock Option shall entitle a Participant to purchase one or more Shares upon payment of an exercise price as described in Section 5.4, subject to such terms and conditions as may be set out in the Plan and the applicable Grant Agreement.

5.3

Nature of SARs. SARs may be granted as a separate Award or in conjunction with a Stock Option. Upon the exercise of a SAR, the Participant shall be entitled to receive an amount equal to the product of (i) the excess of the closing price of one Share on the Applicable Exchange designated in the Grant Agreement on the last trading day preceding the date of exercise of the SAR, over the exercise price of the applicable SAR, multiplied by (ii) the number of Shares in respect of which the SAR has been exercised, and if such SAR is to be settled in Shares, by dividing such amount by the closing price of one Share on the Applicable Exchange designated in the Grant Agreement on the last trading day preceding the date of exercise of the SAR. The applicable Grant Agreement shall specify whether such payment is to be made in cash or Shares or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the SAR. In the case of a SAR granted in conjunction with a Stock Option, the Participant shall have the right to surrender the Stock Option and exercise the related SAR or to exercise the Stock Option, in which case the related SAR shall immediately terminate and no payment shall be made or Shares issued in respect thereof.

5.4

Exercise Price. The exercise price per Share subject to a Stock Option or SAR shall be determined by the Committee and set forth in the applicable Grant Agreement and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or SAR granted under this Plan be amended, other than pursuant to Section 3.6, to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or SAR, unless such amendment, cancellation, or action is approved by the Corporation’s shareholders.

5.5

Term. The Term of each Stock Option and each SAR shall be fixed by the Committee, but no Stock Option or SAR shall be exercisable more than 10 years after its Grant Date. Notwithstanding the foregoing, if the date on which a Stock Option or SAR is meant to terminate, expire or lapse (the “Termination Date”) occurs during a Blackout Period applicable to the relevant Participant, or within 10 business days after the expiry of a Blackout Period applicable to the relevant Participant, then the Termination Date for that Option or SAR shall be the date that is the tenth business day after the expiry date of the Blackout Period (the “Blackout Expiry Date”). This Section 5.5 applies to all Stock Options or SARs outstanding under this Plan. The Blackout Expiry Date for a Stock Option or SAR may not be amended by the Board of Directors or the Committee without the approval of the holders of Shares in accordance with Section 12.3 of the Plan.

5.6

Exercisability; Method of Exercise. Except as otherwise provided herein, Stock Options and SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. Subject to the provisions of this Section 5, Stock Options and SARs may be exercised, in whole or in part in accordance with the methods and procedures established by the Committee in the Grant Agreement or otherwise.

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5.7

Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or SAR until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5.11, a Participant shall have all of the rights of a shareholder of the Corporation holding Shares that is subject to such Stock Option or SAR (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14.1 and (iii) in the case of a Stock Option, has paid in full for such Shares.

5.8

Non-transferability of Stock Options and SARs. No Stock Option or SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution; or (ii) in the case of a Non-qualified Stock Option or SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). Any Stock Option or SAR shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Option is transferred pursuant to this Section 5.8, it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

5.9

Termination of Service; Other Events. The effect of a Participant’s Termination of Service, including due to the Participant’s death or Retirement, Period of Absence or Unpaid Leave of Absence on his or her Stock Options and SARs shall be set forth in the applicable Grant Agreement.

5.10

Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who, at the time of such grant, owns Shares possessing more than 10% of the total combined voting power of all Shares, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Shares (determined at the time a Stock Option for the Share is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Corporation, may not exceed US$100,000. To the extent a Stock Option that, by its terms, was intended to be an Incentive Stock Option exceeds this US$100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Non-qualified Stock Option.

5.11

Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or SARs; provided that Stock Options and SARs may be adjusted under certain circumstances in accordance with the terms of Section 3.6 hereof.

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6.RESTRICTED STOCK

6.1

Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6.3.

6.2

Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

6.3

Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Grant Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(a)

The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the achievement of Performance Criteria or the achievement of Performance Criteria and the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Criteria) need not be the same with respect to each recipient.

(b)

Subject to the provisions of this Plan and the applicable Grant Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

6.4

Rights of a Shareholder. Except as provided in this Section 6 and the applicable Grant Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Corporation holding the class or series of Common Shares that is the subject of the Restricted Stock, including the right to receive any dividends (subject to Section 14.5 below) and, subject to TSX approval, the right to vote the Shares.

6.5

Termination of Service; Other Events. The effect of a Participant’s Termination of Service, including due to the Participant’s death or Retirement, Period of Absence or Unpaid Leave of Absence on his or her Restricted Stock shall be set forth in the applicable Grant Agreement.

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7.RESTRICTED SHARE UNITS

7.1

Nature of Awards. RSUs are Awards denominated in Shares that will be settled, subject to the terms and conditions of the RSUs, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares, in the sole discretion of the Committee.

7.2

Terms and Conditions. RSUs shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Grant Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(a)

The Committee shall, prior to or at the time of grant, condition the vesting of RSUs upon the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of RSUs need not be the same with respect to each Participant. An Award of RSUs shall be settled as and when the RSUs vest, at a later time specified by the Committee in the applicable Grant Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(b)

The Grant Agreement for RSUs shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Shares (subject to Section 14.5 below).

7.3

Rights of a Shareholder. A Participant to whom RSUs are awarded shall have no rights as a shareholder with respect to the Shares represented by the RSUs unless and until Shares are actually delivered to the Participant in settlement thereof.

7.4

Termination of Service; Other Events. The effect of a Participant’s Termination of Service, including due to the Participant’s death or Retirement, Period of Absence or Unpaid Leave of Absence on his or her RSUs shall be set forth in the applicable Grant Agreement.

8.PERFORMANCE SHARE UNITS

Sections 7.1 through 7.4 shall apply to Awards of PSUs, mutatis mutandis. The Performance Criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each PSU. The conditions for grant or vesting and the other provisions of PSUs (including any applicable Performance Criteria) need not be the same with respect to each recipient. PSUs may be paid in cash or Shares, in the sole discretion of the Committee.

9.OTHER SHARE-BASED AWARDS

Subject to applicable rules and policies of the TSX and NYSE (including, for greater certainty, any exchange or shareholder approval requirements), the Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Share-Based Award may (i) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or

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service-based conditions, (iii) be in the form of phantom stock, deferred share units or other awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such award, and (iv) be designed to comply with Applicable Laws of jurisdictions other than the United States or Canada.

10.CHANGE IN CONTROL PROVISIONS

10.1

General. The provisions of this Section 10 shall, subject to Section 3.6, apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in a Grant Agreement.

(a)

In the event of a Change in Control, all such Awards credited to the Participant immediately prior to such Change in Control shall vest immediately prior to the time of such Change in Control (“CIC Vested Awards”), except to the extent that an Award meeting the requirements set out below in this Section 10.1(a) (such award, a “Replacement Award”) is provided to the Participant to replace such Award (each Award intended to be replaced by a Replacement Award, a “Replaced Award”) effective on or immediately after the time of such Change in Control. An award shall meet the requirements of this Section 10.1(a) (and hence qualify as a Replacement Award) if (i) it has a value equal to the value of the Replaced Award as of the date of the Change in Control determined with reference to the Change in Control Value of the Award comprising the Replaced Award and the fair market value of the securities underlying the Replacement Award, (ii) it relates to publicly traded equity securities of (A) the Corporation, (B) the entity surviving the Corporation following the Change in Control or (C) the parent company of such surviving entity, (iii) it contains terms relating to vesting that are substantially identical to those of the Replaced Award (except that for any Replaced Award that is performance-based, the Replacement Award shall be subject solely to time-based vesting for the remainder of the applicable Performance Period (or such shorter period as determined by the Committee) and the level of achievement of the Performance Criteria in respect of the applicable Performance Period shall be deemed to be the greater of (x) the median Performance Criteria and (y) the level of achievement of the Performance Criteria applicable to a Performance Period as determined by the Committee no later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but no later than the end of the Performance Period)), and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not immediately vest upon the Change in Control giving rise to the replacement. The determination whether the conditions of this Section 10.1(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. All Awards that become CIC Vested Awards pursuant to this Section 10.1(a) shall be paid as follows:

(i)	as soon as practicable, and in any event within 30 days, following a Change in Control, (i) to the extent a Participant’s CIC Vested Award is expressed

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in dollar value form, the Participant shall receive a cash payment equal to such dollar value, and (ii) subject to clause (iii) below with respect to Stock Options, to the extent a Participant's CIC Vested Award is expressed by reference to a number of units or Shares, the Participant shall receive in cash or property (or a combination thereof), as may be determined by the Board or the Committee, a payment equal to (a) the number of Shares with respect to which the CIC Vested Award relates (determined, except as otherwise provided in the applicable Grant Agreement, in accordance with clause (ii) below for performance-based CIC Vested Awards) at the time of the Change in Control (rounded up to the nearest whole number), multiplied by (b) the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change in Control, or if there is no such transaction or transactions, the simple average of the closing price per Share on the Applicable Exchange on each day in the 30-day period ending on the date of the Change in Control (as applicable, the “Change in Control Value”);

(ii)

for each CIC Vested Award that is performance-based, the level of achievement of the Performance Criteria in respect of the applicable Performance Period shall be deemed to be the greater of (x) the median Performance Criteria and (y) the level of achievement of the Performance Criteria applicable to a Performance Period as determined by the Committee no later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but no later than the end of the Performance Period);

(iii)

with respect to Awards of Stock Options, in the event of a Change in Control, CIC Vested Awards together with previously vested but unexercised Stock Options outstanding immediately prior to the Change of Control may be exercised effective as of the time of the Change of Control provided that, for reasons of administrative convenience, the Participant submits an exercise election no later than three business days prior to the effective time of the Change of Control (or within such other period as may be specified by the Committee, acting reasonably); and

(iv)

with respect to any Section 409A Amount (i) if the Change in Control constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as such terms are used in Section 409A of the Code and related regulations (a “409A Change of Control”), such Section 409A Amount shall be paid at the time specified in Section 10.1(a)(i) to the extent that such payment does not result in the application of any tax or penalty under Section 409A, and (ii) if the Change in Control does not constitute a 409A Change of Control, or payment at the time specified in Section 10.1(a)(i) would result in the application of any tax or penalty under Section 409A, such Section 409A Amount shall in all events be paid during the calendar year or years in which such amount would have been paid had there been no Change in Control.

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(b)

Notwithstanding any other provision of this Plan to the contrary, upon the Participant’s Termination of Service by the Corporation or an Affiliate, as applicable, without CIC Cause, or by the Participant for Good Reason, within the Specified Period following a Change in Control, all Replacement Awards held by such Participant shall vest in full and be paid or, become exercisable (if applicable), in full as soon as practicable, and in any event within 30 days, following such Termination of Service; provided that if the Replacement Award is a Section 409A Amount, and the Change in Control is not a 409A Change in Control, then such Replacement Award shall in all events be paid during the calendar year or years in which it would have been paid had there been no Change in Control.

10.2	Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:
(a)

any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing (each, a “Person”), is or becomes the beneficial owner directly or indirectly of 30% or more of either (A) the then-outstanding Shares (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 10.2(a), the following acquisitions of shares or other voting securities of the Corporation shall not constitute a Change in Control: (i) any acquisition directly from the Corporation; (ii) any acquisition made by the Corporation; (iii) any acquisition by any employee plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries; or (iv) any acquisition pursuant to a transaction that complies with Sections 10.2(b)(1), 10.2(b)(2) and 10.2(b)(3);

(b)

consummation of a reorganization, merger, arrangement, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee plan (or related trust) of the Corporation or of such entity resulting from such Business Combination)

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beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(c)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(d)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
(e)	For the purposes of this definition:
(i)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 1.9 of National Instrument 62-104 Take-Over Bids and Issuer Bids, as amended; and
(ii)

and the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Plan, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining the percentage of beneficial ownership of any Person.

11.	Section 16(b); Section 409A
11.1

The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

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11.2

This Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a U.S. Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Grant Agreement to the contrary, if a U.S. Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), amounts that constitute “non-qualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of a U.S. Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the U.S. Participant’s Separation from Service. If the U.S. Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the U.S. Participant’s estate within 30 days following the date of the U.S. Participant’s death.

12.TERM AND AMENDMENTS

12.1	Effectiveness. This Plan is effective as of February 13, 2019, contingent upon approval by the Corporation’s shareholders at its 2019 annual meeting of shareholders (the “Effective Date”).
12.2

Termination. This Plan may be terminated at any time by the Board in whole or in part and will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

12.3

Amendments. Subject to Section 5.4 and this Section 12.3, the Board or the Committee may, at any time and from time to time, amend, alter, or discontinue this Plan or amend the terms of any Award theretofore granted, without approval of the holders of a majority of Shares present and voting in person or by proxy at a meeting of holders of Shares, provided, however, that:

(a)	approval of the holders of a majority of Shares present and voting in person or by proxy at a meeting of holders of Shares, shall be obtained for any:
(i)	increase to the maximum number of Shares issuable pursuant to Awards granted under the Plan as set out in Section 3.1;
(ii)

amendment that would reduce the exercise price of an outstanding Stock Option or SAR (or any other similar entitlement granted pursuant to the Plan as an Other Share Based Award) (including a cancellation and reissue constituting a reduction of the exercise price);

(iii)	amendment to extend the maximum term of any Award granted under the Plan;

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(iv)	amendment to permit the transfer or assignment of Awards beyond what is contemplated by Section 14.8;
(v)	amendment to increase the limits on non-employee director participation as stated in Section 3.3;
(vi)	amendment that removes or exceeds the insider participation limit contained in Section 3.3;
(vii)	amendment to the Plan’s amendment provisions contained in this Section 12.3; or
(viii)	amendment for which the applicable rules or policies of any Applicable Exchange listing standards or any Applicable Law, shareholder approval is required;

unless the change to the Plan or an Award results from the application of Section 3.6 of the Plan; and

(b)	the consent of the Participant is obtained for any amendment, alteration or discontinuation which adversely alters or impairs the rights of the Participant with respect to a previously granted Award.
12.4

Compliance with Laws. Notwithstanding the provisions of this Section 12, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, or otherwise to comply with Applicable Law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

13.UNFUNDED STATUS OF PLAN

It is intended that this Plan constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

14.GENERAL PROVISIONS

14.1

Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any Shares (whether in certificated or book-entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon

Omnibus Incentive Plan of Encana Corporation

(Effective from February 13, 2019)

notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion determine to be necessary or advisable.

14.2

Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Corporation or any Affiliate from adopting other or additional compensation arrangements for its employees or directors.

14.3

No Contract of Service. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee or director any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Affiliate to terminate the employment of any employee, or the right of shareholders of the Corporation to remove any director, at any time.

14.4

Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, provincial, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, provincial, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation and set out in the Grant Agreement for the relevant Award, and except with respect to Stock Options held by Participants who are subject to tax under the Income Tax Act (Canada), withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement, having a fair value determined in accordance with applicable tax laws and policies on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Corporation under this Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

14.5

Dividends and Dividend Equivalents. Any dividends or dividend equivalents credited with respect to any Award will be subject to the same time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.

14.6

Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

14.7

Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to principles of conflict of laws, and the federal laws of Canada, as applicable. The captions of this Plan are not part of the provisions hereof and

Omnibus Incentive Plan of Encana Corporation

(Effective from February 13, 2019)

shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or” where the context so requires. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

14.8

Non-Transferability. Unless otherwise provided in the Plan, Awards under this Plan are not transferable except by will or by laws of descent and distribution (or otherwise for estate settlement purposes).

14.9

Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan, including for greater certainty, and unless otherwise determined by the Committee, brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been held by the Participant in the Participant’s account with the Plan’s service provider since initial distribution of Shares to the Participant pursuant to the Plan.